Exhibit 16.1

                                    KPMG LLP
                                757 Third Avenue
                               New York, NY 10017



January 3, 2002

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Firebrand Financial Group, Inc. ("FFGI") and, until the date of July 3, 2001, we reported on the consolidated financial statements of FFGI as of and for the years ended January 31, 2001 and 2000. On December 19, 2001, we were dismissed by FFGI. We have read FFGI's statements included under Item 4 of its Form 8-K/A dated January 3, 2002, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP

KPMG LLP